EXHIBIT 10.4

TENNECO AUTOMOTIVE OPERATING COMPANY INC.
SEVERANCE BENEFIT PLAN AND SUMMARY PLAN DESCRIPTION
(Effective as of July 20, 2018)

1.Purpose and Effective Date of the Plan
Tenneco Automotive Operating Company Inc. (the “Company”) established the Tenneco Automotive Operating Company Inc. Severance Benefit Plan (the “Plan”) to grant severance benefits to eligible employees of the Company and the Participating Companies (as defined below) who are involuntarily terminated under the conditions set forth in the Plan. The Plan is effective as of July 20, 2018 and supersedes in its entirety the Tenneco Automotive Operating Company Inc. Severance Benefit Plan, as Amended and Restated Effective as of August 1, 2015. This document serves as both the summary plan description (SPD) and official plan document for the Plan.

2.Definitions
a.“Base Salary” means a Participant’s rate of annual base salary in effect as of his or her Termination Date, excluding overtime, bonuses, shift differentials, performance awards, special additions, income from stock options, stock grants, dividend equivalents, benefits-in-kind, allowances, perquisites or other incentives, and any other forms of extra compensation.

b.“Cause” means, with respect to an Eligible Employee or Participant, (i) fraud, embezzlement, or theft in connection with his or her employment (ii) gross negligence in the performance of his or her duties, (iii) his or her conviction, guilty plea, or plea of nolo contendere with respect to a felony, (iv) the willful and continued failure to substantially perform his or her duties for the Tenneco Companies (except where the failure results from incapacity due to disability), (v) the failure to meet the obligations required by his or her position, whether or not willful, negligent or continued, (vi) the willful or negligent engagement in conduct which is, or could reasonably be expected to be, materially injurious to any of the Tenneco Companies, monetarily or otherwise. For purposes of the foregoing, no act, or failure to act, on the part of an Eligible Employee or Participant will be deemed “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith and without reasonable belief that his or her act, or failure to act, was in the best interest of the Tenneco Companies. "Cause" will be interpreted by the Plan Administrator (or its designee) in its sole discretion and such interpretation will be conclusive and binding on all parties.

c.“Closing” means the closing of the transactions contemplated by the Purchase Agreement.

d.“Code” means the Internal Revenue Code of 1986, as amended.

e.“Company” means Tenneco Automotive Operating Company Inc.

f.“Constructive Termination” is defined in Section 4.

g.“Continuous Service” means continuous service as an active Eligible Employee of the Tenneco Companies, including service prior to November 5, 1999 with any affiliate or subsidiary of Tenneco Inc. as it existed on August 1, 1996, determined in the sole discretion of the Plan Administrator by any method for determining applicable service in an equitable and non-discriminatory manner. In the case of any Federal-Mogul Eligible Employee, Continuous Service will also include service with Federal-Mogul and its subsidiaries (and their respective predecessors) determined immediately prior to the Closing to the extent required under the terms of the Purchase Agreement. Notwithstanding the foregoing, no service will be counted that would otherwise produce a duplication of benefits under this Plan or any other plan or arrangement of any of the Tenneco Companies.

h.“Covered Termination” is defined in Section 4.

i.“Effective Date” means July 20, 2018.

j.“Eligible Employee” is defined in Section 3.

k.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

l.“Exchange Act” means the Securities Exchange Act of 1934, as amended.

m.“Federal-Mogul” means Federal-Mogul LLC.

n.“Federal-Mogul Eligible Employee” means any individual who was an employee of Federal-Mogul or any of its subsidiaries immediately following the Closing and who is entitled to the grant of past service credit for severance purposes under the terms of the Purchase Agreement.

o.“Good Reason Event” means, with respect to an Eligible Employee or Participant, the occurrence of any one or more of the following events which occur without his or her express written consent: (i) a material reduction in his or her Base Salary or annualized base salary (used to determine a Week of Pay), (ii) a reduction in his or her grade level that results in a material diminution of his or her authority, duties or responsibilities, or (iii) a change in the principal location of his or her primary job or office location, such that he or she will be based at a location that is 100 miles or more further from his or her principal job or office location immediately prior to the change in location.

p.“Group” means the group that applies to an Eligible Employee for purposes of determining the amount of the Severance Benefit under the Plan, determined as follows as of the Eligible Employee’s Termination Date:

(i)	Group 1: Eligible Employees who are Officers;

(ii)
Group 2: Eligible Employee who is designated as a plant manager or director, or above (but other than an individual described in Group 1), as determined in accordance with the normal policies and practices of the Tenneco Companies; and

(iii)	Group 3: Eligible Employees who are not described in Group 1 or Group 2.

q.“Medical Subsidy Payment” means, with respect to a Participant, a cash payment equal to (i) the amount of the employer-paid portion of the monthly premium for the type and level of medical coverage, if any, applicable to the Participant under the plan(s) maintained by the Tenneco Companies as of his or her Termination Date divided by four multiplied by (ii) the number of calendar weeks included in the applicable cash severance benefit indicated in Section 5. The amount of the employer-paid portion of the applicable premium will be determined based on the same type and level of coverage for similarly-situated active employees whose Termination Date has not occurred. If a Participant is not covered under a medical plan maintained by the Tenneco Companies as of his or her Termination Date, the amount of the Medical Subsidy Payment will be zero.

r.“Officer” means an officer of the Tenneco Companies within the meaning of Section 16 of the Exchange Act and any other Eligible Employee who has been designated, in writing by the Senior Vice President of Human Resources & Administration and/or Chief Executive Officer of Tenneco, as eligible to the participate in the Plan as a member of Group 1.

s.“Participant” means an Eligible Employee whose Termination Date occurs as a result of a Covered Termination.

t.“Participating Company” means Tenneco Automotive Operating Company Inc., Tenneco and all of Tenneco’s U.S. subsidiaries.

u.“Payment Date” means the 70th day following the Termination Date; provided, however, that if or to the extent that the Severance Benefit is not subject to Code Section 409A, the Plan Administrator may, in its sole discretion, designate any date after the Termination Date and prior to the 70th day following the Termination Date as the Payment Date. In no event will a Participant be permitted to elect the Payment Date.

v.“Plan Administrator” is defined in Section 14.

w.“Purchase Agreement” means that certain Membership Interest Purchase Agreement by and among Tenneco Inc., Federal-Mogul, American Entertainment Properties Corp., and Icahn Enterprises L.P. dated April 10, 2018.

x.“Severance Benefit” means the cash payment (including the Medical Subsidy Payment) provided to a Participant pursuant to Section 5.

y.“Target Bonus” means the target annual incentive bonus to which a Participant who is an Officer would have been entitled for the year in which his or her Termination Date occurs, as determined under the annual incentive bonus plan of the Company or another Tenneco Company had the Participant’s Termination Date not occurred and had any performance criteria been satisfied at the target level of performance.

z.“Tenneco” means Tenneco Inc.

aa.“Tenneco Company” means the Company and any other entity in which Tenneco has at least a direct or indirect 50% ownership interest.

bb.    “Termination Date” means date on which an Eligible Employee’s employment with the Tenneco Companies terminates for any reason.

cc.    “Week of Pay” means an Eligible Employee’s annualized base salary as of his or her Termination Date divided by 52. A Week of Pay excludes overtime, bonuses, performance awards, special additions, shift differentials, income from stock options, stock grants, dividend equivalents, benefits-in-kind, allowances, perquisites or other incentives, and any other forms of extra compensation. For commissioned sales positions, a Week of Pay determination will be adjusted to provide for an incentive target amount (determined at the sole discretion of the Plan Administrator).

3.Eligibility
a.For purposes of the Plan, an “Eligible Employee” means a U.S. salaried, regular, full-time employee of a Participating Company, but only if so classified by the Participating Company in accordance with its normal policies and practices, and who has completed at least three months of Continuous Service as of the individual’s Termination Date. Notwithstanding the foregoing, a Federal-Mogul Employee who otherwise would be an Eligible Employee will not become an Eligible Employee until January 1, 2019 or such later date on which he or she becomes an Eligible Employee.

b.The following employees will not be Eligible Employees for purposes of the Plan:

(i)	temporary, part-time or and contract workers;

(ii)	hourly employees; and

(iii)
except and to the extent as expressly provided in Section 5c., an employee who is eligible for any type of severance or termination benefit with respect to a termination otherwise covered by this Plan or who is covered under any other severance plan or agreement of any of the Tenneco Companies, other than government-provided unemployment compensation.

c.Eligible Employees whose hours of work, wages and other conditions of employment are governed by the provisions of a collective bargaining agreement are not Eligible Employees unless the collective bargaining agreement expressly provides for employees’ coverage in this Plan (provided that such employees, if eligible, will in any event remain subject to the terms and conditions of the Plan).

d.Notwithstanding any provision of the Plan to the contrary, any independent contractor or leased employee who performs services for a Participating Company or any other individual performing services who is not classified as an “employee” by a Participating Company will not be considered an “employee” for any purpose of the Plan. No benefits will be provided or service credited under the Plan on a retroactive basis to any person who has performed services for a Participating Company as an independent contractor or as a leased employee, even if such person subsequently becomes a common law employee of a Participating Company or is deemed by a government agency, court or other third party to have been a common law employee of a Participating Company.

4.Covered Termination
a.For purposes of the Plan, an Eligible Employee’s Termination Date will occur as a result of a “Covered Termination” (and an Eligible Employee will become a Participant in the Plan) only if all of the following requirements are satisfied:

(i)
the Eligible Employee’s employment is terminated (and his or her Termination Date occurs as a result of termination (1) by the Company without Cause or (2) by the Eligible Employee due to Constructive Termination;

(ii)	the Eligible Employee has signed and returned such documents as the Plan Administrator requires;

(iii)	the Eligible Employee’s Termination Date occurs in accordance with the timing and/or conditions set forth in the notice of termination; and

(iv)	the Eligible Employee is not ineligible under Section 8 below.

b.An Eligible Employee’s termination of employment will be on account of a Constructive Termination (and the Eligible Employee will become a Participant in the Plan as a result of such termination) only if the Eligible Employee notifies the Plan Administrator in writing of termination for Constructive Termination, specifying the Good Reason Event upon which such termination is based, within 10 business days after the occurrence of the Good Reason Event that he or she believes constitutes a basis for Constructive Termination. The Eligible Employee’s failure for any reason to give written notice of termination of employment for Constructive Termination in accordance with the foregoing will be deemed a waiver of his or her right to terminate his or her employment for that Good Reason Event. The Company will have a period of 30 days after receipt of the notice in which to cure, or to cause the cure, of the Good Reason Event. If the Good Reason Event is cured within this period, the Eligible Employee will not be entitled to terminate employment as a result of Constructive Termination and will not be entitled to any severance payments and benefits under the Plan. If the Good Reason Event is not cured within the 30 day period and if the Eligible Employee terminates employment within 30 calendar days after the expiration of the cure period on account of the Good Reason Event (e.g., the termination is not for any other reason, including death or termination for Cause), his or her termination will be treated for purposes of the Plan as a termination due to Constructive Termination.

c.Severance payments and benefits will be provided to an Eligible Employee whose Termination Date occurs on account of a Covered Termination (and who thereby becomes a Participant in the Plan) only if the terms and conditions of the Plan are satisfied, including the requirements of Section 5.

5.Severance Benefits
a.Subject to the terms and conditions of the Plan, a Participant will be entitled to receive a Severance Benefit determined in accordance with the following table based upon the Group applicable to the Participant as of the Termination Date:

Position	Severance Benefit
Group 1	The sum of (a) one times the sum of Base Salary plus Target Bonus, determined as of the Termination Date (the “cash severance benefit”) plus (b) the Medical Subsidy Payment
Group 2
The sum of (a) 1.5 Weeks of Pay for each full year of Continuous Service, determined as of the Termination Date (the “cash severance benefit”); minimum cash severance benefit for Group 2 equal to 8 Weeks of Pay and maximum cash severance benefit of 52 Weeks of Pay plus (b) the Medical Subsidy Payment

Group 3
The sum of (a) 1.5 Weeks of Pay for each full year of Continuous Service, determined as of the Termination Date (the “cash severance benefit”); minimum cash severance benefit for Group 3 equal to 4 weeks of Weeks of Pay and a maximum cash severance benefit of 52 Weeks of Pay plus (b) the Medical Subsidy Payment

b.A Participant will be entitled to outplacement services in accordance with, and subject to the limits of, the Company’s outplacement policy, as amended from time to time and as applicable to the

Group of which the Participant is a member. A Participant will be advised of outplacement benefits at time of termination.

c.Notwithstanding the provisions of Section 3b.(iii), an individual who is eligible for any type of severance or termination benefit under an individual agreement between such individual and a Tenneco Company with respect to a termination covered by this Plan will, upon a termination of employment that would otherwise constitute a Covered Termination under the Plan if such individual was a Participant in the Plan, be entitled to a Medical Subsidy Payment calculated based on the number of weeks of pay included in such individual’s severance payment under the individual agreement not to exceed 52 weeks. In the case of an individual described in this Section 5c. who is not covered under a medical plan maintained by the Tenneco Companies as of his or her termination date, the amount of the Medical Subsidy Payment will be zero. Any Medical Subsidy Payment payable in accordance with this Section 5c. will be subject to the all of the terms and conditions of the Plan that otherwise apply with respect to the payment of the Severance Benefit under the Plan.

d.A Participant will only be entitled to the Severance Benefit and outplacement services described herein if, in addition to satisfying all other terms and conditions of the Plan, the Participant has signed and returned a general release of claims in such form as the Company determines, any applicable revocation period has expired as of the Payment Date and the release is effective as of the Payment Date. If the requirements of this Section 5d. are not satisfied as of the Payment Date, no benefits will be paid or provided to the Participant pursuant to the Plan.

6.Time and Method of Payment of Severance Benefit
The Severance Benefit to which a Participant is entitled will be paid in a lump sum on the Payment Date. Payment of the Severance Benefit is subject in all respects to the terms and conditions of the Plan.
7.    Effect of Death on Payment of Severance Benefit
If an Eligible Employee’s Termination Date occurs on account of death, no benefits will be paid or provided under this Plan. If a Participant dies after his Termination Date, and before the Payment Date, payment of the Severance Benefit will be made to his/her estate provided that all requirements of the Plan are satisfied as of his Termination Date (including, without limitation, the requirements of Section 5d. hereof).

8.    Ineligibility
An Eligible Employee or Participant will not be eligible to receive any payment or benefit under the Plan if:
a.the Eligible Employee’s Termination Date occurs for any reason other than a Covered Termination (for example, employees who terminate voluntarily or are discharged for misconduct or poor performance are not eligible);

b.the Plan is terminated (or otherwise amended to eliminate a benefit with respect to that Eligible Employee or Participant);

c.the Participant would receive severance or termination benefits (whether the same or different from those provided by the Plan) under another plan, program, policy or arrangement (including an individual agreement) of any Tenneco Company;

d.the Eligible Employee has been offered employment, regardless of level of pay or benefits, with any entity other than a Tenneco Company as arranged by a Tenneco Company, including without limitation, in connection with any purchase of any Participating Company’s business or assets, any outsourcing arrangement, or any arrangement to transfer employees or business to a customer, supplier or other entity doing business with any Tenneco Company, or any similar transaction or arrangement (regardless of whether such Eligible Employee accepts such offer of employment);

e.the Eligible Employee’s employment terminates pursuant to any of the following:

(i)	voluntary termination of employment or retirement or resignation of employment before a job-end date that has been specified by a Participating Company;

(ii)	while receiving benefits under a Tenneco Company short-term or long-term disability plan or program, including failure to return from a period of receiving STD/ LTD or FMLA leave; or

(iii)	mandatory retirement due to policies of a Participating Company or legal requirement

9.    Forfeiture
If a Participant violates the release or any confidentiality, non-competition and/or non-solicitation agreement with any of the Tenneco Companies or if, after a Participant’s Termination Date, facts are disclosed or discovered that would have constituted termination under circumstances that would have made the Participant ineligible for benefits under the Plan as described in Section 8, then the Participant will forfeit any and all rights to payments and benefits under this Plan, and, to the extent that any Severance Benefit has been paid to the Participant under the Plan, the Participant must repay the full amount of the Severance Benefit within 15 days of receiving written notification from the Plan Administrator.
10.    Offset and Substitution
a.Each Participating Company reserves the right to deduct from any Severance Benefit any amount that the Participant owes to it or any other Tenneco Company, up to the extent permitted by law, including, but not limited to, plan premiums, borrowed vacation days, educational assistance, sign-on bonuses, loans and/or relocation obligations. Any deduction pursuant to the foregoing will be applied in a manner consistent with Code Section 409A to the extent that the Severance Benefit is subject to Code Section 409A.
b.To the extent that any amounts would otherwise be payable (or benefits would otherwise be provided) to a Participant under another plan of a Tenneco Company or an agreement between a Participant and a Tenneco Company, including a change in control plan or agreement, an offer letter or letter agreement, and to the extent that such other payments or benefits or the severance payments and benefits provided under this Plan are subject to Section 409A of the Code, the Plan will be administered to ensure that no payment or benefit under the Plan will be (i) accelerated in violation of Code Section 409A, (ii) further deferred in violation of Code Section 409A or (iii) result in a duplication of benefits.

11.    Plan Amendment and Termination
The Plan may be terminated or amended at any time by the Company, provided that the Plan benefit for a Participant who has signed the release and returned it to the Plan Administrator within the time specified therein will not be adversely affected by any such amendment or termination.

12.    Miscellaneous
a.The Plan does not constitute a contract of employment, and nothing in the Plan provides or may be construed to provide that participation in the Plan is a guarantee of continued employment with the Company, a Participating Company, or any of their affiliates.

b.Each Participating Company will pay the benefits under this Plan out of its general assets at the time the benefits are to be paid. There will be no special fund out of which benefits will be paid, nor will Eligible Employees or Participants be required to make a contribution as a condition of receiving benefits.

c.The Plan Year will be the calendar year; provided, however, that the initial Plan Year will commence on the Effective Date and will end on December 31, 2018.

d.An Eligible Employee’s or Participant’s benefits under the Plan cannot be assigned, transferred or sold to anyone else and cannot be used as collateral for loans or pledged in payment of debts, contracts, or any other liability.

e.All payments and benefits under the Plan will be subject to all applicable Federal, state, local or other withholding taxes.

f.The Plan will be binding upon and inure to the benefit of the Company and its successors and assigns.

g.The Plan and all rights under it will be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the state of Illinois.

13.    Section 409A
a.It is intended that any amounts payable under this Plan will either be exempt from or comply with Code Section 409A and the provisions hereof will be construed and interpreted in accordance with the requirements of Code Section 409A.

b.Notwithstanding any other provision of the Plan to the contrary, if any payment or benefit hereunder (whether separately or together with any other payments) is subject to Code Section 409A, and (i) if such payment or benefit is to be paid or provided on account of termination of employment (or other separation from service), (ii) if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), or (iii) if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, then such payment or benefit will be delayed until the first day of the seventh month following the Participant’s termination of employment. For purposes of the foregoing, the determination as to whether a Participant has had a termination of employment (or separation from service) will be made in accordance with the provisions of Code Section 409A without application of any alternative levels of reductions of bona fide services permitted thereunder.

c.For purposes of Code Section 409A, any installment payment will be treated as a separate payment.

d.While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Code Section 409A, in no event will the

Company or any other Tenneco Company be liable for any additional tax, interest, or penalties that may be imposed on any person as a result of Code Section 409A.

14.    Administrative Information
a.This Plan is designed to qualify as a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA (as defined below), is intended to be excepted from the definitions of "employee pension benefit plan" and "pension plan" set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a "severance pay plan" within the meaning of the regulations published by the Secretary of Labor.

b.The Company is hereby designated as the “named fiduciary” and “Plan Administrator” of this Plan (within the meaning of Section 3(16) of ERISA) and has the authority to control and manage the operation of the Plan. The Plan Administrator’s address and telephone number are as follows:

Tenneco Automotive Operating Company Inc.
500 North Field Drive
Lake Forest, Illinois 60045
Telephone Number: 847-482-5000

c.The Plan Administrator will make all determinations as to the right of any person to a Severance Benefit and other benefits under the Plan and will have the discretionary authority to conclusively construe and interpret the provisions of the Plan and make factual determinations thereunder, including the power to determine the rights or eligibility of any persons, and the amounts of their benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions, and any such determinations will be binding on all parties. Benefits will only be paid if the Plan Administrator, in its sole discretion, determines that the employee or beneficiary is entitled to them.

d.The Plan Administrator has the authority to delegate any of its powers under this Plan to any other person, persons, or committee. This person, persons, or committee may further delegate its reserved powers to another person, persons, or committee as they see fit. Any delegation or subsequent delegation will include the same full, final and discretionary authority that the Plan Administrator has listed herein and any decisions, actions or interpretations made by any delegate will have the same ultimate binding effect as if made by the Plan Administrator.

e.The Plan sponsor is the Company. The Company’s address and tax identification number are as follows:
Tenneco Automotive Operating Company Inc.
500 North Field Drive
Lake Forest, Illinois 60045
Tax Identification Number: 74-1933558
f.The Plan number assigned to the Plan by the Company is 835.

g.The Plan Administrator is the Plan’s agent for service of legal process. Process may be served upon the Plan Administrator at the address set forth in Section 14a.

15.    Claims and Appeals
a.Generally, it is not expected that a Participant will need to make a claim for benefits under the Plan. If, however, a Participant believes that he or she is entitled to payments and benefits under the Plan that are not provided to him or her, then the Participant may submit a claim to the Plan Administrator in writing.

b.If a Participant files a claim for benefits, the Participant will be notified of the Plan Administrator’s decision with respect to the claim within 90 days (which may be extended to 180 days, if required) of the date the claim is received. If the Plan Administrator requires an extension of time to respond to a claim, the Plan Administrator will provide the Participant with notice of the reason for the extension within the initial 90-day period and a date by which the Participant can expect a decision. A claim will be deemed denied if the Plan Administrator fails to notify the Participant within 90 days after receipt of the claim, plus any extension of time for processing the claim not to exceed 90 additional days, as special circumstances require.

c.If a claim for benefits is denied (or deemed to be denied), in whole or in part, the Plan Administrator will furnish the Participant with a written notice stating the specific reasons for the denial, specific reference to pertinent Plan provisions upon which the denial was based, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary and appropriate information concerning steps to take if the Participant wishes to submit the claim for review.

d.Within 60 days after the date of written notice denying any benefits, the Participant may request, in writing, a review of that decision. Such request for review may contain such issues and comments as the Participant wants considered in the review. The Participant may also review pertinent documents in the Plan Administrator’s possession.

e.The Participant will be notified of the Plan Administrator’s decision with respect to the appeal of a denied claim within 60 days (which may be extended to 120 days, if required) of the date the request for review of the denied claim is received. If the Plan Administrator requires an extension of time to review the appeal, the Plan Administrator will provide the Participant with notice of the reason for the extension within the initial 60-day period and a date by which the Participant can expect a decision. A claim will be deemed denied on appeal if the Plan Administrator fails to notify the Participant within 60 days after receipt of the claim, plus any extension of time for processing the claim not to exceed 60 additional days, as special circumstances require. This notice of denial will include the reasons for the denial and the specific provision(s) on which the denial is based.

f.Any decision on final appeal will be final, conclusive and binding upon all parties. If the final appeal is denied, however, the Participant will be advised of his or her right to file a claim in court.

16.    Participant Rights
Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants will be entitled to:
Receive Information About the Plan and Benefits

•
Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites, all documents governing the Plan, including copies of the latest annual report (Form 5500

Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of Plan Participants and beneficiaries. No one, including an employer or any other person, may fire an employee or Participant or otherwise discriminate against an employee or Participant in any way to prevent such employee or Participant from obtaining a benefit or exercising his or her rights under ERISA.
Enforcement of Rights
If a Participant’s claim for a welfare benefit is denied or ignored, in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if the Participant requests a copy of Plan documents or the latest annual report from the Plan and does not receive them within 30 days, the Participant may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If the Participant has a claim for benefits which is denied or ignored, in whole or in part, the Participant may file suit in a state or Federal court.

If it should happen that Plan fiduciaries misuse the Plan’s money, or if a Participant is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor, or he or she may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful the court may order the person the Participant has sued to pay these costs and fees. If the Participant loses, the court may order him or her to pay these costs and fees, for example, if it finds the claim frivolous.

Assistance with Questions
If a Participant has any questions about the Plan, the Participant should contact the Plan Administrator. If the Participant has any questions about this statement or about his or her rights under ERISA, or if he or she needs assistance in obtaining documents from the Plan Administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Participant’s telephone directory or:

Division of Technical Assistance & Inquiries Employee Benefits Security Administration
U.S. Department of Labor
200 Constitution Avenue, N.W.
Washington, D.C., 20210

A Participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at (866) 444-EBSA.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing, the Company, a Delaware corporation, has caused these presents to be duly executed by its proper Officers thereunto duly authorized on this 20th of July, 2018.

TENNECO AUTOMOTIVE OPERATING COMPANY INC.

By:     /s/ Gregg Bolt
Gregg Bolt

Its:    Sr. VP Human Resources & Administration